Exhibit 10.43

               EXECUTIVE EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), including the attached Exhibit "A," is entered into between Enron Corp., an Oregon corporation, having offices at 1400 Smith Street, Houston, Texas 77002 ("Employer"), and Kenneth D. Rice, an individual currently residing at 4531 Birch Street, Bellaire, Texas 77401("Employee"), to be effective as of June 1, 1998 (the "Effective Date").

                          WITNESSETH:

     WHEREAS, Employer is desirous of employing Employee pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Employee is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration.

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Employee agree as follows:

ARTICLE 1:  EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Employee, and Employee agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit "A" (the "Term"), subject to the terms and conditions of this Agreement.

     1.2 Employee initially shall be employed in the position set forth on Exhibit A. Employer may subsequently assign Employee to a different position or modify Employee's duties and responsibilities; provided however, if Employer assigns Employee to a different position, said assignment shall not be a substantial reduction; or, if Employer modifies Employee's duties and responsibilities, said modification shall not substantially reduce Employee's duties and responsibilities, neither of which event shall occur without Employee's prior consent. Moreover, Employer may assign this Agreement and Employee's employment to any affiliate of Enron. Employee agrees to serve in the assigned position and to perform diligently and to the best of Employee's abilities the duties and services appertaining to such position as determined by Employer, as well as such additional or different duties and services appropriate to such position which Employee from time to time may be reasonably directed to perform by Employer. Employee shall at all times comply with and be subject to such policies and procedures as Employer may establish from time to time.

     1.3 Employee shall, during the period of Employee's employment by Employer, devote Employee's full business time, energy, and best efforts to the business and affairs of Employer. Employee may not engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee's performance of Employee's duties hereunder, is contrary to the interests of Employer, or requires any significant portion of Employee's business time.

     1.4 In connection with Employee's employment by Employer, Employer agrees to and shall provide Employee access to such confidential information pertaining to the business and services of Employer as is appropriate for Employee's employment responsibilities. Employer also agrees to and shall provide to Employee the opportunity to develop business relationships with Employer's clients and potential clients.

     1.5 Employee acknowledges and agrees that, at all times during the employment relationship Employee owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer, to make full disclosure to Employer of all information that pertains to Employer's business and interests, to do no act which would injure Employer's business, its interests, or its reputation, and to refrain from using for Employee's own benefit or for the benefit of others any information or opportunities pertaining to Employer's business or interests that are entrusted to Employee or that he learned while employed by Employer. Employee acknowledges and agrees that upon termination of the employment relationship, Employee shall continue to refrain from using for his own benefit or the benefit of others any information or opportunities pertaining to Employer's business or interests that were entrusted to Employee during the employment relationship or that he learned while employed by Employer. Employee agrees that while employed by Employer and thereafter he shall not knowingly take any action which interferes with the internal relationships between Employer and its employees or representatives or interferes with the external relationships between Employer and third parties.

     1.6 Employee agrees that while employed by Employer any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Employee's fiduciary duties to Employer, Employee agrees that during the employment relationship Employee shall not knowingly become involved in a conflict of interest with Employer or its affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Employee agrees that Employee shall disclose to Employer's President any facts which might involve such a conflict of interest that has not been approved by Employer's President. Employer and Employee recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a "conflict of interest." Moreover, Employer and Employee recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to Employer's President may be all that is necessary to enable Employer or its affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of Employer or its affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for Employer to terminate the employment relationship. Employer and Employee agree that Employer's determination as to whether a conflict of interest exists shall be conclusive. Employer reserves the right to take such action as, in its judgment, will end the conflict.

     1.7 Employee understands and acknowledges that the terms and conditions of this Agreement constitute confidential information. Employee shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than Employee's attorneys, tax advisors, or as required by law. Employee acknowledges and understands that disclosure of the terms of this Agreement constitutes a material breach of this Agreement and could subject Employee to disciplinary action, including without limitation, termination of employment.

ARTICLE 2:  COMPENSATION AND BENEFITS:

     2.1 Employee's monthly base salary during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in semimonthly installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Employee's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made.

     2.2 While employed by Employer (both during the Term and thereafter), Employee shall be allowed to participate, on the same basis generally as other employees of Employer, in all general employee benefit plans and programs, including improvements or modifications of the same, which on the effective date or thereafter are made available by Employer to all or substantially all of Employer's employees. Such benefits, plans, and programs may include, without limitation, medical, health, and dental care, life insurance, disability protection, and pension plans.
Nothing in this Agreement is to be construed or interpreted to provide greater rights, participation, coverage, or benefits under such benefit plans or programs than provided to similarly situated employees pursuant to the terms and conditions of such benefit plans and programs.

     2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such incentive compensation or employee benefit program or plan, so long as such actions are similarly applicable to covered employees generally. Moreover, unless specifically provided for in a written plan document adopted by the Board of Directors of either Employer or Enron, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE 3:  TERMINATION PRIOR TO EXPIRATION OF TERM AND
            EFFECTS OF SUCH TERMINATION:

     3.1. Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate
Employee's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

     (i) For "cause" upon the determination by the Employer's Board of Directors or Enron's management committee (or, if there is no Enron management committee, the highest applicable level of Enron management) that "cause" exists for the termination of the employment relationship. As used in this Section 3.1(i), the term "cause" shall mean [a] Employee's gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement; [b] Employee has been convicted of a felony; [c] Employee has willfully refused without proper legal reason to perform the duties and responsibilities required of Employee under this Agreement which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach;
          [d] Employee's involvement in a conflict of interest as referenced in Section 1.6 for which Employer makes a determination to terminate the employment of Employee which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; [e] Employee has willfully engaged in conduct that Employee knows or should know is materially injurious to Employer or any of its subsidiaries;
          [f] Employee's material breach of any material provision of this Agreement or corporate code or policy which remains uncorrected for thirty (30) days following written notice to Employee by Employer of such breach; or [g] Employee violates the Foreign Corrupt Practices Act or other applicable United States law as proscribed by
          Section 5.1. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management) for determination. If Employee disagrees with the decision reached by Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management), the dispute will be limited to whether Employer's management committee (or, if there is no Enron management committee, the highest applicable level of Employer's management) reached its decision in good faith;

     (ii) for any other reason whatsoever, with or without cause, in the sole discretion of the management committee (or, if there is no management committee, the highest applicable level of manage ment) of Employer;

    (iii) upon Employee's death; or

     (iv) upon Employee's becoming disabled so as to entitle Employee to benefits under Enron's long-term disability plan or, if Employee is not eligible to participate in such plan, then Employee is permanently and totally unable to perform Employee's duties for Employer as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by Employer.

The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to Section 3.1(i); the effect of such termination is specified in Section 3.4. The termination of Employee's employment by Employer prior to the expiration of the Term shall constitute an "Involun tary Termination" if made pursuant to Section 3.1(ii); the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1(iii) as a result of Employee's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1(iv) as a result of the Employee becoming incapacitated is specified in Section 3.7.

     3.2 Notwithstanding any other provisions of this Agreement except Section 8.6, Employee shall have the right to terminate the employment relationship under this Agreement at any time prior to the expiration of the Term of employment for any of the following reasons:

          (i) a material breach by Employer of any material provision of this Agreement which remains uncorrected for 30 days following written notice of such breach by Employee to Employer;

          (ii) Employer assigns Employee to a different position and said assignment constitutes a substantial reduction or Employer substantially reduces Employee's responsibilities and duties, either of which event occurs without Employee's prior consent;

          (iii) for any other reason whatsoever, in the sole discretion of Employee.

The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.2(i) and Section 3.2(ii); the effect of such termination is specified in Section 3.5. The termination of Employee's employment by Employee prior to the expiration of the Term shall constitute a "Voluntary Termination" if made pursuant to Section 3.2(iii); the effect of such termination is specified in Section 3.3.

     3.3 Upon a "Voluntary Termination" of the employment relationship by Employee prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to a lump sum payment in the amount of Eight Hundred Thousand and No/100 Dollars ($800,000.00), as well as Employee's pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.4 If Employee's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate as of the date of termination. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

     3.5 Upon an Involuntary Termination of the employment relationship by either Employer or Employee prior to the expiration of the Term, Employee shall be entitled, in consideration of Employee's continuing obligations hereunder after such termination (including, without limitation, Employee's non-competition obligations), to receive a lump sum payment in the amount of Eight Hundred Thousand and No/100 ($800,000.00), as well as the remainder of the then current Monthly Base Salary as if Employee's employment (which shall cease on the date of such Involuntary Termina tion) had continued for the full Term of this Agreement. Employee shall not be under any duty or obligation to seek or accept other employment following Involuntary Termination, and the amounts due Employee hereunder shall not be reduced or suspended if Employee accepts subsequent employment. Employee's rights under this Section 3.5 are Employee's sole and exclusive rights against Employer or its affiliates, and Employer's sole and exclusive liability to Employee under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship. Employee covenants not to sue or lodge any claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums specified in this Section 3.5. If Employee breaches this covenant, Employer shall be entitled to recover from Employee all sums expended by Employer (including costs and attorneys fees) in connection with such suit, claim, demand or cause of action.

     3.6 Upon termination of the employment relationship as a result of Employee's death, Employee's heirs, administrators, or legatees shall be entitled to Employee's pro rata salary through the date of such termination, but Employee's heirs, administrators, or legatees shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.7 Upon termination of the employment relationship as a result of Employee's incapacity, Employee shall be entitled to his or her pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid to Employee at the date of such termination.

     3.8 In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Employee may otherwise be entitled under any and all severance plans, and policies of Employer, Enron, or its affiliates.

     3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including, without limitation, Employee's obligations under Articles 6 and 7.

     3.10 Upon termination of the employment relationship between Employee and Employer for any reason, Employee shall be entitled to receive compensation and benefits earned and accrued by Employee during his employment as are specifically provided in any applicable employee benefit and compensation plan documents and any grant or award agreements thereunder, provided however, in the event, Jeffrey K. Skilling does not hold the title and position of Chief Operating Officer or a higher level position with Enron Corp., 50% of the unvested stock options, restricted stock, and phantom units granted to Employee shall immediately vest. In the event of Employee's Involuntary Termination of employment by Employer, for all vesting purposes under any grant or award agreement granted to Employee, excluding the grant agreement to Employee under the All Employee Stock Option Program, Employee shall continue to vest during the ninety (90) day period following the date of Employee's Involuntary Termination by Employer.

ARTICLE 4:     CONTINUATION OF EMPLOYMENT BEYOND TERM;
               TERMINATION AND EFFECTS OF TERMINATION:

     4.1 Should Employee remain employed by Employer beyond the expiration of the Term specified on Exhibit "A," such employment shall convert to a month-to-month relationship terminable at any time by either Employer or Employee for any reason whatsoever, with or without cause. Upon such termination of the employment relationship by either Employer or Employee for any reason whatsoever, all future compensation to which Employee is entitled and all future benefits for which Employee is eligible shall cease and terminate. Employee shall be entitled to pro rata salary through the date of such termination, but Employee shall not be entitled to any individual bonuses or individual incentive compensation not yet paid at the date of such termination.

ARTICLE 5:  UNITED STATES FOREIGN CORRUPT PRACTICES ACT AND
            OTHER LAWS:

     5.1. Employee shall at all times comply with United States laws applicable to Employee's actions on behalf of Employer, including specifically, without limitation, the United States Foreign Corrupt Practices Act, generally codified in 15 USC 78 (FCPA), as the FCPA may hereafter be amended, and/or its successor statutes. If Employee pleads guilty to or nolo contendere or admits civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee has personal civil or criminal liability under the FCPA or other applicable United States law, or if a court finds that Employee committed an action resulting in any Enron entity having civil or criminal liability or responsibility under the FCPA or other applicable United States law with knowledge of the activities giving rise to such liability or knowledge of facts from which Employee should have reasonably inferred the activities giving rise to liability had occurred or were likely to occur, such action or finding shall constitute "cause" for termination under this Agreement unless Employer's management committee (or, if there is no management committee, the highest applicable level of Employer's management) determines that the actions found to be in violation of the FCPA or other applicable United States law were taken in good faith and in compliance with all applicable policies of Employer and Enron.

ARTICLE 6:  OWNERSHIP AND PROTECTION OF INFORMATION;
            COPYRIGHTS:

     6.1 All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employ ee, individually or in conjunction with others, during Employee's employment by Employer (whether during business hours or otherwise and whether on Employer's premises or otherwise) which relate to Employer's business, products or services (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evalua tions, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer's organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, and marks) shall be disclosed to Employer and are and shall be the sole and exclusive property of Employer. Moreover, all drawings, memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, and inventions are and shall be the sole and exclusive property of Employer.

     6.2 Employee acknowledges that the business of Employer and its affiliates is highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which Employer or its affiliates use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to Employer and its affiliates in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his or her employment by Employer, make any unauthorized disclosure of any confidential business information or trade secrets of Employer or its affiliates, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. Enron and its affiliates shall be third party beneficiaries of Employee's obligations under this Section. As a result of Employee's employment by Employer, Employee may also from time to time have access to, or knowledge of, confidential business information or trade secrets of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Employer and its affiliates. Employee also agrees to preserve and protect the confidentiality of such third party confidential information and trade secrets to the same extent, and on the same basis, as Employer's confidential business information and trade secrets. Employee acknowl edges that money damages would not be sufficient remedy for any breach of this Article 6 by Employee, and Employer shall be entitled to enforce the provisions of this Article 6 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6, but shall be in addition to all remedies available at law or in equity to Employer, including the recovery of damages from Employee and his or her agents involved in such breach.

     6.3 All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by Employer which contain or disclose confidential business information or trade secrets of Employer, Enron, or their affiliates shall be and remain the property of Employer, Enron, or their affiliates, as the case may be. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

     6.4 If, during Employee's employment by Employer, Employee creates any original work of authorship fixed in any tangible medium of expression which is the subject matter of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Employer's business, products, or services, whether such work is created solely by Employee or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employee shall disclose such work to Employer. Employer shall be deemed the author of such work if the work is prepared by Employee in the scope of his or her employment; or, if the work is not prepared by Employee within the scope of his or her employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a trans lation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. If such work is neither prepared by the Employee within the scope of his or her employment nor a work spec ially ordered and is deemed to be a work made for hire, then Employee hereby agrees to assign, and by these presents does assign, to Employer all of Employee's worldwide right, title, and interest in and to such work and all rights of copyright therein.

     6.5 Both during the period of Employee's employment by Employer and thereafter, Employee shall provide reasonable assistance to Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improve ments, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applica tions for applications for patents and registration of copyright in the United States and foreign countries.

ARTICLE 7:  POST-EMPLOYMENT NON-COMPETITION OBLIGATIONS:

     7.1 As part of the consideration for the compensation and benefits to be paid, and the confidential or proprietary information to be provided to Employee hereunder, in keeping with Employee's duties as a fiduciary and in order to protect Employer's interests in the confidential information of Employer and the business relationships developed by Employee with the clients and potential clients of Employer, and as an additional incentive for Employer to enter into this Agreement, Employer and Employee agree to the non-competition provisions of this Article 7. Employee agrees that during the period of Employee's non-competition obligations hereunder, Employee will not, directly or indirectly for Employee or for others, in any geographic area or market where Employer or any of its affiliated companies are conducting any business as of the date of termination of the employment relationship or have during the previous twelve months conducted any business:

     (i) engage in any business competitive with the business conducted by Employer;

     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by Employer;

     (iii) induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or hire or assist in the hiring of any such employee by person, association, or entity not affiliated with Enron.

In the event of Employee's termination of employment for any reason during the Term of this Agreement, these post employment non-competition and non-solicitation obligations shall extend for a period of six months plus any additional period of post employment non-competition obligations as described in the Enron Capital & Trade Resources Corp. Long-Term Compensation Program and Phantom Stock Unit Plan.

     7.2  Employee understands that the foregoing
restrictions may limit his or her ability to engage in certain businesses anywhere in the world during the period provided for above, but acknowledges that Employee will receive sufficiently high remuneration and other benefits (e.g., the right to receive compensation under Section 3.5 for the remainder of the Term upon Involuntary Termination) under this Agreement to justify such restriction. Employee acknowledges that money damages would not be sufficient remedy for any breach of this Article 7 by Employee, and Employer shall be entitled to enforce the provisions of this
Article 7 by terminating any payments then owing to Employee under this Agreement and/or to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Employee and his or her agents involved in such breach.

     7.3 It is expressly understood and agreed that Employer and Employee consider the restrictions contained in this Article 7 to be reasonable and necessary to protect the proprietary information of Employer. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 8:  MISCELLANEOUS:

     8.1  For purposes of this Agreement the terms
"affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Enron or Employer.

     8.2 Employee shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or such entities' officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' officers, employees, agents, or representatives; or that place Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of Employer, Enron, any of their respective subsidiaries or affiliates, or any of such entities' or its officers, employees, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded the Enron entities and affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     8.3 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: (a) If to Employer: Enron Corp.; 1400 Smith Street; Houston, Texas 77002; Attention: Corporate Secretary; (b) If to Employee, to the address shown on the first page hereof.

Either Employer or Employee may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     8.4 This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

     8.5 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     8.6 If a dispute arises out of or related to this Agreement, other than a dispute regarding Employee's obligations under Article 6, Article 7, or Article 8.2, and if the dispute cannot be settled through direct discussions, then Employer and Employee agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other proceeding or forum.

     8.7 Each of Employer and Employee is a citizen of the State of Texas. Employer's principal place of business is in Houston, Harris County, Texas. Employee resides in Harris County, Texas. This Agreement was negotiated and signed in Houston, Texas. This Agreement shall be performed in Houston, Texas. Any litigation that may be brought by either Employer or Employee involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Houston, Harris County, Texas. In the event that service of process cannot be effected upon a party, each party hereby irrevocably appoints the Secretary of State for the State of Texas as its or his agent for service of process to receive the summons and other pleadings in connection with any such litigation.

     8.8 It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     8.9 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer.

     8.10 There exist other agreements between Employer and Employee relating to the employment relationship between them, e.g., the agreement with respect to company policies contained in Employer's Conduct of Business Affairs booklet and agreements with respect to benefit plans. This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Employee's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect such subject matters. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

     IN WITNESS WHEREOF, Employer and Employee have duly executed this Agreement in multiple originals to be effective on the date first stated above.

                              ENRON CORP.

                              By:    JEFFREY K. SKILLING
                              Name:  Jeffrey K. Skilling
                              Title:
                              This 1st day of September,
                              1998


                              KENNETH D. RICE

                              KENNETH D. RICE
                              This 1st day of September,
                              1998


                         EXHIBIT "A" TO
               EXECUTIVE EMPLOYMENT AGREEMENT
           BETWEEN ENRON CORP. AND KENNETH D. RICE


Employee Name:      Kenneth D. Rice

Term:               January 31, 1998 through January 31, 2001

Position:           Chairman and Chief Executive Officer of
                    Enron Capital & Trade
                    Resources Corp. North America

Location:           Houston, Texas

Reporting Relationship:  Reports to the Office of the
                         Chairman of Enron Corp.

Monthly Base Salary: January 31, 1998 through April 30,
                    1998, Twenty Five Thousand Dollars and
                    Cents/100 ($25,000.00); May 1, 1998
                    through May 31, 1998, Twenty Nine
                    Thousand One Hundred Sixty Six Dollars
                    and Sixty Six Cents ($29,166.66); and
                    effective June 1, 1998, Thirty Three
                    Thousand Three Hundred Thirty Three
                    Dollars and Thirty Three Cents
                    ($33,333.33)

Bonus: Employee shall be eligible to participate in the Enron Corp. Annual Incentive Plan ("Plan"). All bonuses shall be paid in accordance with the terms and provisions of the Plan, a portion of which may be paid in cash and a portion of which may be paid in stock options and/or restricted stock. Employee's bonus amounts under this Plan shall be based on a bonus target of $500,000.00. In addition, if the Enron Wholesale Group meets its financial targets, Employee shall be eligible to receive an additional $300,000.00 bonus target.

Long Term Incentive
Compensation:       Employee shall receive the
                    following Long Term Incentive
                    Compensation:

                                   1998
                    1.   A grant of Enron
                    Corp. Restricted Stock having a grant
                    value of $1,060,000.00 to vest in
                    accordance with the phantom stock unit
                    vesting schedule as described in the ECT
                    Phantom Stock Unit Plan on January 31,
                    1999, January 31, 2000, January 31,
                    2001, January 31, 2002, and January 31,
                    2003 based on after-tax net income
                    performance for calendar years 1998,
                    1999, 2000, 2001, and 2002;


                    2.   A grant of 100,000
                    stock options to vest in increments of
                    20% on December 31 of each of the next
                    five years.  The difference between $40-
                    1/8 Enron Corp. stock price and actual
                    grant price for these options shall be
                    delivered in additional shares of Enron
                    Corp. restricted stock tied to the
                    restricted stock vesting schedule
                    described above.  For example, if the
                    stock option grant price is $55-1/8, the $15.00 difference will be multiplied x 100,000 and the sum shall be by $55-1/8 to determine the number of additional shares of Enron Corp. restricted stock; and

                                   1999 and 2000
                    3.   In both 1999 and
                    2000, Employee shall be granted stock
                    options having a grant value based on
                    Black-Scholes (as determined annually by the Compensation Committee of the Enron Corp. Board of Directors similar to other Enron Executives) of $2,120,000.00 for each year. For example, if the Black-Scholes value of an Enron stock option was $10.60, Employee would receive 200,000 stock options
                    ($2,120,000.00 , $10.60). These stock
                    options will be granted on December 31,
                    1998 and December 31, 1999, and shall
                    vest 20% on the date of grant and 20% on December 31 of each of the next four years following the date of grant. Each grant shall be evidenced by an award agreement.

                              ENRON CORP.

                              By:   JEFFREY K. SKILLING
                              Name: Jeffrey K. Skilling
                              Title:
                              This 1st day of September,
                              1998


                              KENNETH D. RICE

                              KENNETH D. RICE
                              This 1st day of September,
                              1998